Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Trustees

American Financial Realty Trust:

We consent to the incorporation by reference in the registration statement (No. 333-109754) on Form S-8 of American Financial Realty Trust of our report dated February 23, 2004, with respect to the consolidated balance sheets of American Financial Realty Trust and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2003 and the period from September 10, 2002 (commencement of operations) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows of American Financial Real Estate Group for the period from January 1, 2002 to September 9, 2002 and for the year ended December 31, 2001, which report is included in the Annual Report on Form 10-K of American Financial Realty Trust for 2003.

Our report indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. Also, our report indicates that effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-Lived Asset.

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 26, 2004